Exhibit 10.2

FIRST AMENDMENT

TO

OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) is executed and delivered effective as of November 15, 2007, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and Ken Dunaj, an individual resident of the State of California (“Employee”).

RECITALS

WHEREAS, the Company and Employee previously executed and delivered an Offer Letter, dated as of May 5, 2006 (the “Original Agreement”); and

WHEREAS, the Company and Employee now wish to amend the Original Agreement in order to provide for a Retention Incentive Payment (as defined below), enhanced severance protection and a limitation of the events comprising “Involuntary Termination” following a Change of Control, pursuant to the terms and conditions described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement.

2. A new section is hereby added to the Original Agreement following the section on “Miscellaneous Benefits,” reading as follows and effective for thirty-six (36) months from the date hereof:

Retention Incentive Payment	In the event of a Change of Control (as defined in Attachment B), the Company shall pay you a one-time retention incentive payment of Two Hundred Fifty Thousand Dollars ($250,000), less state, federal and other applicable tax withholdings (the “Retention Incentive Payment”), within thirty (30) days of the consummation of the Change of Control (“Change of Control Date”), provided that you have continued to be employed by the Company through the Change of Control Date. Notwithstanding the preceding sentence, if within sixty (60) days prior to the Change of Control Date with respect to a Change of Control that constitutes a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Internal Revenue Code Section 409A (“409A Change of Control”), the Company has terminated your employment Not for Cause, the Retention Incentive Payment shall be payable within thirty (30) days of the Change of Control Date. If within sixty (60) days prior to the Change of Control Date with respect to a Change of Control that does not constitute a 409A Change of Control, the Company has terminated your employment Not for Cause, the Retention Incentive Payment shall be payable within sixty (60) days of your “separation from service” under Code Section 409A. The Retention Incentive Payment shall only be payable, if at all, with respect to the first Change of Control occurring after the date hereof.

3. The section on “Change of Control” of the Original Agreement is hereby replaced in its entirety with the following:

Change of Control	Should there be a Change of Control of the Company (See Attachment B), your initial stock option grant will vest in full upon such Change of Control. In addition, if either on such Change of Control date or within (18) months after the Change of Control, you are subject to an “Involuntary Termination” (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, compensation continuation for a period of twelve (12) months from your termination date at the rate of two (2) times your annual base salary plus two (2) times your target bonus, which target bonus for this sole purpose shall be Three Hundred Thousand Dollars ($300,000). Your entitlement to any severance payments and acceleration of your stock option grant will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release. (See Attachment A) In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B. This section shall govern the benefits payable in the event of your Involuntary Termination in the eighteen (18) months after a Change of Control, notwithstanding any inconsistent language in Attachment A, and any inconsistent language shall be of no force or effect. In the event this section is effective, no other severance or similar benefits shall be payable hereunder.

4. The definition of “Involuntary Termination” on Attachment B to the Original Agreement is hereby replaced in its entirety with the following:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i) your involuntary dismissal or discharge by the Company Not for Cause, or

(ii) your voluntary resignation within 45 days following one or more of the following events:

(A)a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report (but excluding (x) a reduction in duties or responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the chief executive officer of the Company remains as the senior executive officer of a division or subsidiary of the acquirer, which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or (y) a change in your reporting position such that you no longer report directly to the chief executive officer of a publicly-traded company; provided, that, for the avoidance of doubt, you will be deemed to have sustained a material reduction in your duties or responsibilities if you are no longer reporting directly to one of the following (i) the Company’s Chief Executive Officer, (ii) the parent company’s Chief Operating Officer or Chief Executive Officer, (iii) the head of the operating group covering the Company, or (iv) any other person holding a substantially equivalent position to any of such preceding clauses (i) through (iii)),

(B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), other than a reduction that is similar in percentage or nature to a reduction generally applicable to all similarly situated senior officers of the Company, or

(C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

5. The section at the end of Attachment B to the Original Agreement with the heading “Compliance with Section 409A” is amended to read as follows:

Compliance with Section 409A:

This Agreement is intended to comply with Section 409A of the Code (as amplified by any IRS or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. You acknowledge that the Company, in the exercise of its sole discretion and without your consent, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any IRS or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any IRS or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, if, upon your separation from service, you are then a “specified employee” (as defined in Section 409A of the Code), then only to the extent necessary to comply with Code Section 409A and avoid imposition of taxes under Code Section 409A, the Company will defer payment of certain of the amounts owed to you under this Agreement until the earlier of your death or the first business day of the seventh month following your separation from service. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder). Notwithstanding anything to the contrary, no actions taken pursuant to this section shall reduce the total amount of payments and benefits owed to you and to be paid to you under this Agreement.

6. You will be entitled to reimbursement for reasonable attorney’s fees incurred by you in negotiating the terms of this Amendment, not to exceed $10,000 unless approved by the Company. Except as provided above in this Amendment, all terms, covenants and conditions in the Original Agreement shall remain in full force and effect and shall not be affected by this Amendment.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereby execute this First Amendment to Offer Letter as of the date first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Gary Friedman	/s/ Ken Dunaj
	Name: Gary Friedman	Ken Dunaj
Title: Chairman, CEO and President

SIGNATURE PAGE TO FIRST AMENDMENT TO OFFER LETTER